Calculation of Filing Fee Tables
S-8
Fusemachines Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock (additional shares)	Other	2,000,000	$ 1.00	$ 2,000,000.00	0.0001381	$ 276.20
Total Offering Amounts:						$ 2,000,000.00		$ 276.20
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 276.20
Offering Note
[1]	Pursuant to Rule 416, the securities being registered hereunder also include such indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions. Amount registered consists of up to 2,000,000 shares of common stock that may be issued under the registrant's 2025 Omnibus Equity Incentive Plan. Estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq on July 7, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources